Exhibit 10.25
AMENDED AND RESTATED SEPARATION BENEFIT AGREEMENT
THIS AMENDED AND RESTATED SEPARATION BENEFIT AGREEMENT (this “Agreement”), is entered into as of January 7, 2013, by and among Exopack, LLC, a Delaware corporation (the “Company”), CPG Finance, Inc., a Delaware corporation and ultimate parent of the Company (“Parent”), and Robert H. Arvanites (the “Employee”).
WHEREAS, the Company, Parent and the Employee entered into that certain Separation Benefit Agreement on September 10, 2012 (the “Original Agreement”); and
WHEREAS, the Company, Parent and the Employee desire to amend and restate the Original Agreement to change certain time periods contained in the Original Agreement from six (6) months to twelve (12) months; and
WHEREAS, in consideration of the Employee’s performance of the covenants and agreements of the Employee contained herein, the Company and Parent wish to provide the Employee with a continuing right to receive a separation benefit from Parent in the circumstances, upon the terms, and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Separation Benefits.
(a)    In consideration of the Employee’s performance of the covenants and agreements set forth herein (including, without limitation, those contained in Section 2 hereof), Parent agrees to pay the Employee an amount equal to twelve (12) months of the Employee’s then-existing base salary (minus applicable withholdings and payroll taxes), payable in equal installments over a twelve-month period in accordance with Parent’s normal payroll practices, in the event that the Employee’s employment with Parent or any of its subsidiaries (including the Company) is terminated by Parent or any such subsidiary (including the Company) without Cause (as hereinafter defined).
(b)    If the Employee’s employment with Parent or any of its subsidiaries is terminated as contemplated by Section 1(a) of this Agreement, then in addition to the salary continuation benefit provided in Section 1(a), Parent agrees to pay the Employee an amount equal to the bonus that would have been earned by the Employee for the year in which the Employee’s employment with Parent or any of its subsidiaries is so terminated, prorated for the portion of such year during which the Employee remained employed with Parent or such subsidiary to and including the date of termination of the Employee’s employment with Parent or such subsidiary, and reduced by all amounts previously paid to the Employee prior to the date of termination in respect of any bonus for that year, such bonus payment to be made at substantially the same time and in substantially the same manner (and minus applicable withholdings and payroll taxes) as Parent’s normal payroll practices in respect of the payment of similar bonuses. For purposes of this Section 1(b), (i) the prorated amount of any bonus shall be determined to be a fraction, the numerator of which is the number of days in the fiscal year ending on the date of termination, and the denominator of which is 365, and (ii) the Employee shall forfeit and have no right to receive any payment with respect to any amount of bonus that, in accordance with the terms of any bonus plan governing the payment of such amount, (A) would only be payable after the final year-end determination of the financial results of the entity to which such bonus plan relates and/or (B) would only be payable if the Employee was still employed on the date regularly provided for such final payment, it being acknowledged and agreed that any amount subject to this clause (ii) shall not have been earned.
(c)    In the event that, following the termination without Cause of the Employee’s employment with Parent or any of its subsidiaries and during the period (if any) in which the Employee is participating in the health insurance plan of Parent or any such subsidiary pursuant to continuation coverage provided under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), (i) the Employee receives any subsidy from Parent or any such subsidiary for the payment of health insurance premiums and (ii) the Employee becomes eligible for any other health insurance coverage, then (A) the Employee agrees immediately to notify Parent of such eligibility for such other health insurance coverage, and (B) such subsidy (if any) shall cease to be provided immediately upon the Employee becoming eligible for such other health insurance coverage and such continuation coverage shall only be provided upon payment by the Employee of the full rate applicable under COBRA.
(d)    For the purposes of this Agreement, “Cause” means (A) conviction of the Employee of any felony, or the conviction of the Employee of a misdemeanor which involves moral turpitude, or the entry by the Employee of a plea of guilty or nolo contendere with respect to any of the foregoing, (B) the commission of any act or failure to act by the Employee that involves moral turpitude, dishonesty, theft, destruction of property, fraud, embezzlement or unethical business conduct, or that is otherwise injurious to Parent, the Company or any of their respective subsidiaries or affiliates, whether financially or otherwise, (C) any violation by the Employee of any rule or policy of Parent, the Company or any of their respective subsidiaries or affiliates, (D) any violation by the Employee of the requirements of any other contract or agreement between Parent, the Company or any of their respective subsidiaries or affiliates, on the one hand, and the Employee, on the other hand, and the failure of the Employee to cure such violation under this subsection (D) within ten (10) days after receipt of written notice from Parent, the Company, or any of such subsidiaries or affiliates, or (E) any failure by the Employee to abide by any directive of the Board of Directors of Parent or the Company or an officer of Parent or the Company to whom the Employee reports; in each case, with respect to subsections (A) through (E), as determined in good faith by the Board of Directors of Parent or the Company in the exercise of its reasonable business judgment.
2.    Covenants.
(a)    The Employee acknowledges the time and expense incurred by Parent and its subsidiaries (including the Company) in connection with developing proprietary and confidential information in connection with Parent’s and such subsidiaries’ business and operations. The Employee agrees that the Employee will not, whether during the Employee’s service as an employee of Parent or any of its subsidiaries (including the Company) or at any time thereafter, divulge, communicate, or use to the detriment of Parent or any of its subsidiaries (including the Company) or Sun Capital Partners, Inc. (“Sun”) or any of its affiliates or any other person, firm or entity, confidential information or trade secrets relating to Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), financial information, market analyses, acquisition terms and conditions, personnel information, know-how, customer lists and relationships, supplier lists and relationships, or other non-public proprietary and confidential information relating to Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates. The foregoing confidentiality agreement shall not apply if the Employee can show that the communication (i) is required in the course of performing the Employee’s duties as an employee of Parent or any of its subsidiaries, (ii) is made with the written consent of the Board of Directors of Parent, (iii) relates to information that is or becomes generally known by the public other than as a result of a breach hereof, or (iv) is required by law or judicial or administrative process to be disclosed.
(b)    During the Employee’s service as an employee of Parent or any of its subsidiaries and for the period ending on the later of (i) twelve months thereafter, and (ii) the date of payment of the final installment of separation benefit pursuant to Section 1 of this Agreement, the Employee shall not, to the detriment of Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates, directly or indirectly, for the Employee or on behalf of any other person, firm or entity, employ, engage, retain, solicit, recruit or enter into a business affiliation with any person who is an employee of Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates, or attempt to persuade any such person to terminate such person’s employment with Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or at-will.
(c)    During the Employee’s service as an employee of Parent or any of its subsidiaries and for the period ending on the later of (i) twelve months thereafter, and (ii) the date of payment of the final installment of separation benefit pursuant to Section 1 of this Agreement, the Employee shall not, to the detriment of Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates, directly or indirectly, for the Employee or on behalf of any other person, firm or entity, solicit or otherwise attempt to take away any supplier, vendor, or customer of Sun,

Parent or any of their respective affiliates who the Employee solicited or did business with on behalf of Parent or any of its subsidiaries (including the Company).
(d)    During the Employee’s service as an employee of Parent or its subsidiaries and for the period ending on the later of (i) twelve months thereafter, and (ii) the date of payment of the final installment of separation benefit pursuant to Section 1 of this Agreement, the Employee shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or advisor to, or in any other capacity, or in any manner, own, control, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm or entity that engages in any activity which competes directly or indirectly with any business of Parent or its subsidiary or parent companies (collectively, the “Company Business”) anywhere in the United States of America or any other country in which the Company Business was conducted or related sales were effected during the preceding two years. THIS PARAGRAPH WILL NOT APPLY AND WILL NOT BE ENFORCED BY PARENT WITH RESPECT TO POST-TERMINATION ACTIVITY BY THE EMPLOYEE THAT OCCURS IN CALIFORNIA OR IN ANY OTHER STATE IN WHICH THIS PROHIBITION IS NOT ENFORCEABLE UNDER APPLICABLE LAW.
(e)    Whether during or after the term of the Employee’s employment or service with Parent or any of its subsidiaries, the Employee shall not disparage, defame or discredit Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates or engage in any activity which would have the effect of disparaging, defaming or discrediting Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates, nor shall the Employee interfere with or disrupt the business activities of Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates, or engage in any activity which would have the effect of interfering with or disrupting the business activities of Parent or any of its subsidiaries (including the Company) or Sun or any of its affiliates; provided, however, that nothing in this subsection (e) or elsewhere in this Section 2 shall prevent the Employee from engaging in “whistle-blowing” or other activities expressly protected by applicable law, to the extent so protected.
(f)    In the event that during the Employee’s service as an employee of Parent or any of its subsidiaries the Employee generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any proprietary information (collectively, “Intellectual Property”), the Employee acknowledges that such Intellectual Property is and shall be the exclusive property of Parent and/or its subsidiaries. Any copyrightable work prepared in whole or in part by the Employee shall be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and Parent and/or its subsidiaries, as appropriate, shall own all of the rights comprised by the copyright therein. Without limiting the foregoing, the Employee hereby assigns the Employee’s entire right, title and interest in and to all Intellectual Property to Parent. During the Employee’s service as an employee of Parent or its subsidiaries and thereafter, the Employee shall promptly and fully disclose all Intellectual Property to Parent and shall cooperate with Parent and its subsidiaries to protect Parent’s and its subsidiaries’ interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by Parent, whether such requests occur during or after the period of the Employee’s employment by Parent or its subsidiaries). The Employee acknowledges that the Employee does not now nor has the Employee ever owned, nor has the Employee ever made, any materials prior to the commencement of the Employee’s service as an employee of Parent or its subsidiaries that relate to Parent’s and/or its subsidiaries’ actual or anticipated business, research and development or existing or planned future products or services. The Employee hereby agrees to perform all actions reasonably requested by Parent (whether during or after the Employee’s service as an employee of Parent or its subsidiaries) to establish and confirm Parent’s or its subsidiaries’ ownership of any Intellectual Property (including, without limitation, by executing assignments, consents, powers of attorney, and other instruments). Should Parent or any of its subsidiaries be unable to secure the Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Intellectual Property, whether due to the Employee’s mental or physical incapacity or any other cause, the Employee hereby irrevocably designates and appoints Parent and its subsidiaries and each of their duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and in the Employee’s behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, trademarks or other rights or protections with the same force and effect as if executed and delivered by the Employee.
(g)    In accordance with certain state laws, the Employee is hereby advised that the foregoing subsection (f) regarding ownership of work product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of Parent or its subsidiaries was used and that was developed entirely on the Employee’s own time, unless (i) the invention relates to the business or actual or demonstrably anticipated research or development of Parent or any of its subsidiaries, or (ii) the invention results from any work performed by the Employee for Parent or any of its subsidiaries.
(h)    The Employee understands that Parent and its subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s and/or its subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employee’s service as an employee of Parent or its subsidiaries and thereafter, and without in any way limiting the provisions of subsection (a) above, the Employee has held and will hold all Third Party Information in the strictest confidence and has not disclosed and will not disclose to anyone (other than personnel and consultants of Parent and its subsidiaries who need to know such information in connection with their work for Parent or any of its subsidiaries) or use, except in connection with the Employee’s work for Parent or any of its subsidiaries, any Third Party Information unless expressly authorized by a member of the Board of Directors of Parent in writing.
(i)    During the Employee’s service as an employee of Parent or its subsidiaries, the Employee has not improperly used or disclosed and will not improperly use or disclose any trade secrets or other confidential information, if any, of any former employers or any other person to whom the Employee has an obligation of confidentiality, and will not bring onto the premises of Parent or any of its subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality unless consented to in writing by the former employer or person. The Employee will use in the performance of the Employee’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Employee’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by Parent or any of its subsidiaries or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Employee has an obligation of confidentiality, approved for such use in writing by such former employer or person.
(j)    The Employee acknowledges that in the course of the Employee’s service as an employee of Parent or its subsidiaries that the Employee may become familiar with Parent’s or a subsidiary’s or Sun’s or an affiliate’s trade secrets and that the Employee has and will become familiar with the confidential information concerning Parent, its subsidiaries, Sun and its affiliates and that the Employee’s services are and will be of special, unique and extraordinary value to Parent and/or its subsidiaries. Without limiting any other obligations of the Employee pursuant to this Section 2, the Employee accordingly covenants and agrees with Parent that during the Employee’s service as an employee of the Company or its Subsidiaries and for the period ending on the later of (i) twelve months thereafter, and (ii) the date of payment of the final installment of separation benefit pursuant to Section 1 of this Agreement, the Employee has not and shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or advisor to, or in any other capacity, or in any manner, own, control, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm or entity that engages in any activity which competes directly or indirectly with any business of Parent or any of its subsidiaries (including the Company) anywhere within the United States, or in any other country in which Parent or any of its subsidiaries (including the Company) conducts or actively proposes to conduct business at any time within the one-year period immediately preceding the termination of the Employee’s service as an employee of Parent or its subsidiaries, in which the Employee has been or would be required to employ, reveal, or otherwise utilize trade secrets used hereafter by Parent or its subsidiaries or Sun or its affiliates but prior to the Employee’s termination.
(k)    Notwithstanding anything to the contrary in this Agreement, any and all payments provided in Section 1 hereof or otherwise are expressly conditioned upon the Employee’s execution and delivery to Parent of a release in form and substance reasonably satisfactory to the Company, pursuant to which the Employee must agree to waive, release, remise and forever discharge any and all claims against Parent and its subsidiaries (including the Company) and their respective parents, subsidiaries, partners, principals, directors, officers, managers, employees, agents and all persons acting through or by any of them from all claims and liabilities of any kind or nature whatsoever in any way arising out of or related to the Employee’s employment or the termination thereof, or any other matter which shall have arisen at any time before the date of such release, or which might be asserted under local, state or federal law or by any governmental authority acting pursuant thereto, including but not limited to any claim for additional wages, compensation, benefits, reinstatement, reemployment, injunctive relief, reasonable accommodation, damages of any nature, penalties or attorneys’ fees, such release to be executed and delivered in a manner consistent with the requirements of the Age Discrimination in Employment Act and any other applicable law. No payment provided in Section 1 hereof or otherwise shall be made unless and until the release referred to in this subsection (k) shall have become irrevocable.
(l)    The Employee acknowledges that the agreements of the Employee herein are reasonable and necessary for the protection of Parent and its subsidiaries and Sun and its affiliates, and that those agreements and the Employee’s service as an employee of Parent or its subsidiaries, as the case may be, are essential inducements to Parent’s and the Company’s entry into this Agreement. Accordingly, the Employee shall be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.
(m)    The Employee acknowledges that the services to be rendered by the Employee to Parent or its subsidiaries are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Employee agrees and consents that if the Employee violates the provisions of this Section 2, then Parent and its subsidiaries, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific performance to be required restricting the Employee from committing or continuing any such violation.
3.    Notices. For the purpose of this Agreement, any notice or demand hereunder to or upon any party hereto required or permitted to be given or made shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telefax, telex or similar electronic means, provided, that a written copy thereof is sent on the same day by postage paid first-class, certified or registered mail, to such party at the following address:
In the case of the Employee, to the Employee at:
Robert H. Arvanites
337 Hidden Creek Cr.
Spartanburg, SC 29306
Telecopy:    ___.___.____
or at the last known address of the Employee contained in the personnel records of Parent or the Company.

In the case of Parent, to it at:
CPG Finance, Inc.
c/o Exopack, LLC
8600 W. Bryn Mawr Avenue
Chicago, IL 60631
Attention:    ___________
Telecopy:    ___.___.____

with a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:    David A. Gerson
Telecopy:    215.963.5001
In the case of the Company, to it at:
Exopack, LLC
8600 W. Bryn Mawr Avenue
Chicago, IL 60631
Attention:    ___________
Telecopy:    ___.___.____

with a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:    David A. Gerson
Telecopy:    215.963.5001
4.    Severability; Assignment.
(a)    If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.
(b)    This Agreement shall not be assignable by the Employee without the consent of both Parent and the Company; provided, however, that either Parent or the Company may assign its rights and obligations under this Agreement (including, without limitation, the right to enforce the covenants set forth in Section 2 of this Agreement) without consent of the Employee in the event that either Parent or the Company shall effect a reorganization or consolidate or merge with, sell all or substantially all of its equity or assets to, or enter into any other transaction with, any other entity.
5.    Waiver of Trial By Jury. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

6.    No Waiver; Remedies. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Each party shall have all remedies available to it at law or in equity, and all such remedies shall be cumulative.
7.    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Parent and the Company and their respective successors and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon the Employee, his executors, administrators and heirs.
8.    Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without regard to any of the conflicts of laws or choice of law provisions thereof that would compel the application of the substantive laws of another jurisdiction.
9.    No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any person (other than, in the case of Parent and the Company, their respective subsidiaries and affiliates) or as otherwise provided in this Agreement.
10.    Entire Agreement. This Agreement supersedes all prior employment or other agreements, negotiations or understandings of any kind with respect to the subject matter hereof, including the Original Agreement, and contains the entire understanding between the parties hereto with respect to the subject matter hereof.
11.    Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.
12.    Compliance with Section 409A. This Agreement is intended to comply with the provisions of Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent may make any changes to this Agreement it determines in its sole discretion are necessary to comply with the provisions of Code Section 409A and any final, proposed, or temporary regulations or any other guidance issued thereunder without the consent of Employee (including, without limitation, delaying the payment or commencement of payments contemplated herein to the extent required under Code Section 409A(a)(2)(B)(i)).
13.    Amendments. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.
14.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
EMPLOYEE

/s/ Robert H. Arvanites
Robert H. Arvanites

EXOPACK, LLC

By: /s/ Fred Fratto
Name:    Fred Fratto
Title:    Chief Human Resource Officer

CPG FINANCE, INC.

By: /s/ Duane Owens
Name:    Duane Owens
Title:    Treasurer and Interim Chief Financial Officer

[Signature Page to Separation Benefit Agreement]